Exhibit 99.1


FOR IMMEDIATE RELEASE                        Ethan Allen Interiors Inc.
                                             Investor Contact: Peg Lupton
                                                               (203) 743-8234
                                             Media Contact:    Josie Bielmeier
                                                               (203) 743-8503


                   ETHAN ALLEN ANNOUNCES FIRST QUARTER RESULTS

DANBURY, CT., October 15, 2003 -- Ethan Allen Interiors Inc. (NYSE:ETH) today reported sales and earnings for the first quarter ended September 30, 2003.

Net sales for the current period increased 2.9% to $222.8 million from $216.5 million in the prior year quarter. Net delivered sales for the Company's Retail division increased 10.1% to $132.7 million from $120.5 million in the prior year quarter, and Wholesale sales increased 0.7% during that same period. Comparable Ethan Allen store delivered sales increased 0.6%. Ethan Allen sells through an exclusive network of 310 retail locations, of which 120 are Company-owned.

Earnings per share for the quarter ended September 30, 2003 amounted to $0.50 on
net  income  of  $18.9   million  as  compared  to  $0.52  and  $20.1   million,
respectively, in the prior year period.

Total written orders increased 11.3% as compared to the prior year quarter. At the Wholesale level, net orders booked increased 12.4%, while at the Retail level, written sales increased 8.3% and comparable store written sales decreased 1.3%.

Farooq Kathwari, Chairman and CEO, commented: "We are pleased with our results for the quarter. Initiatives recently undertaken to expand our consumer reach and increase operational efficiencies have enabled us to maintain healthy revenues, margins, earnings and cash flow during an uncertain economic period. Our Wholesale margins held up despite taking significant downtime in recent months within our manufacturing operations in an effort to reduce inventory levels. At the Retail level, our margins reflect the sell-off of floor samples to make room for new product introductions."

Mr. Kathwari continued: "I have always believed the best time to make major improvements is in slower economic times in order to prepare for the next phase of growth. We are in a strong position to grow our business due to recent initiatives aimed at strengthening our marketing programs and making our U.S. manufacturing operations more efficient through plant consolidations and, overall, by improving our capacity of sourcing both domestically and abroad."

On the question of business trends, Mr. Kathwari stated: "During the last month, we have seen signs which are indicative of a strengthening economy and an increase in consumer confidence. While total revenues were up approximately 3% for the quarter, our booked orders also improved at both the Wholesale and the Retail levels, enabling us to maintain stronger backlogs. As a result, we believe we are well-positioned going into this next quarter."

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 310 retail stores (309 full-line and 1 Ethan Allen Kids) in the United States and abroad. Ethan Allen has 14 manufacturing facilities, which include 3 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, October 15th. The live webcast and replay are accessible via the Company's website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2003 and other reports filed with the Securities and Exchange Commission. Management's discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.


                                          #######

                           Ethan Allen Interiors Inc.
                         Selected Financial Information
                                    Unaudited
                                  (In millions)

Selected Consolidated Financial Data:
                                     Three Months Ended
                                     ------------------
                                   9/30/03        9/30/02
                                   -------        -------
Net Sales                         $  222.8       $  216.5
Gross Margin                          48.7%          49.3%
Operating Margin                      12.8%          14.7%
Net Income                        $   18.9       $   20.1

Operating Cash Flow               $   50.0       $   41.3
Capital Expenditures              $    4.0       $    9.3
Treasury Stock Repurchases        $    -         $   29.6

EBITDA                            $   36.0       $   37.5
EBITDA as % of Net Sales              16.2%          17.3%


Selected Financial Data by Business Segment:

                                     Three Months Ended
                                     ------------------
Retail                             9/30/03        9/30/02
------                             -------        -------
Net Sales                         $  132.7       $  120.5
Operating Margin                       0.2%           2.5%

                                      Three Months Ended
                                      ------------------
Wholesale                          9/30/03        9/30/02
---------                          -------        -------
Net Sales                         $  158.9       $  157.8
Operating Margin                      17.0%          18.4%

                           Ethan Allen Interiors Inc.
                 Condensed Consolidated Statements of Operations
                                    Unaudited
                    (In thousands, except per share amounts)



                                                     Three Months
                                                  Ended September 30,
                                                  2003          2002
                                               ---------     ---------
Net sales                                      $ 222,765     $ 216,529
Cost of sales                                    114,322       109,814
                                               ---------     ---------
     Gross Profit                                108,443       106,715
Operating Expenses:
   Selling                                        44,609        42,890
   General and administrative                     35,522        31,982
   Restructuring and impairment charges             (264)          (92)
                                               ---------     ---------
    Total operating expenses                      79,867        74,780
                                               ---------     ---------
     Operating Income                             28,576        31,935
Interest and other miscellaneous income            2,211           524
Interest and other related financing costs           141           173
                                               ---------     ---------
   Income before income tax expense               30,646        32,286
Income tax expense                                11,707        12,204
                                               ---------     ---------
     Net Income                                $  18,939     $  20,082
                                               =========     =========

Basic earnings per share:
------------------------
Net income per share                           $    0.51     $    0.53
                                               =========     =========
Basic weighted average shares outstanding         37,227        37,986

Diluted earnings per share:
--------------------------
Net income per share                           $    0.50     $    0.52
                                               =========     =========
Diluted weighted average shares outstanding       38,247        38,915

Reconciliation of GAAP to Non-GAAP Information:
----------------------------------------------

Net income                                     $  18,939     $  20,082
Add: interest expense                                106           138
Add: income tax expense                           11,707        12,204
Add: depreciation and amortization                 5,265         5,033
                                               ---------     ---------
EBITDA                                         $  36,017     $  37,457
                                               =========     =========
Net Sales                                      $ 222,765     $ 216,529
                                               =========     =========

EBITDA as % of Net Sales                           16.2%         17.3%
                                               =========     =========

                           Ethan Allen Interiors Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                  September 30,       June 30,
                                                     2003               2003
                                                  (unaudited)
                                                   ---------         ---------
Assets
Current Assets:
   Cash and cash equivalents                       $ 129,485         $  81,856
   Accounts receivable, net                           28,138            26,439
   Inventories, net                                  190,302           198,212
   Prepaid expenses and other current assets          52,017            53,755
                                                   ---------         ---------
      Total current assets                           399,942           360,262

Property, plant, and equipment, net                  282,981           289,423
Intangible assets, net                                78,926            78,939
Other assets                                           2,508             2,944
                                                   ---------         ---------
      Total Assets                                 $ 764,357         $ 731,568
                                                   =========         =========

Liabilities and Shareholders' Equity
Current Liabilities:
   Current maturities of long-term debt
      and capital lease obligations                $     977         $     996
   Customer deposits                                  62,450            55,939
   Accounts payable                                   32,680            25,375
   Accrued expenses                                   53,935            52,116
                                                   ---------         ---------
      Total current liabilities                      150,042           134,426

Long-term debt                                         9,180             9,222
Deferred income taxes                                 48,728            47,539
Other long-term liabilities                            2,311             2,682
Total shareholders' equity                           554,096           537,699
                                                    --------          --------
      Total Liabilities and Shareholders' Equity   $ 764,357         $ 731,568
                                                    ========          ========